Exhibit 10.9

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is (i) not material and (ii) the type of information that the registrant customarily and actually treats as private or confidential.

CONSULTING AGREEMENT

Execution Date: January 30, 2025

This Consulting Agreement (the “Agreement”) is executed as of the Execution Date forth above by and between biote Corp. (“Client”) and ProTech & Associates, Inc., (“Consultant”). This Agreement shall become effective on the day immediately following Teresa S. Weber’s “Retirement Date” as defined in the Transition and Separation Agreement (“TSA”) between biote Corp. and Teresa S. Weber dated January 30, 2025 (the “Effective Date”).

1.
Engagement of Services. Subject to the terms of this Agreement, Consultant will render the services (the “Services”) set forth in the Project Assignment attached hereto as Exhibit A (the “Project Assignment”). Consultant and its principal, Teresa S. Weber, will serve as a Strategic Advisor to the Company and its Board during the term of this Consulting Agreement. Any obligations of “Consultant” hereunder shall apply equaling to Teresa S. Weber in her personal capacity, including, but not limited to, the confidentiality and invention assignment obligations set forth below. Consultant will be free of control and direction from the Client (other than general oversight and control over the results of the Services) and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on the Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice. For avoidance of doubt, the Company may elect to not use, and direct Consultant and Teresa S. Weber to refrain from providing, the Services during the term of this Agreement, and otherwise elect, in its sole discretion, whether to provide Consultant and Teresa S. Weber access to Company confidential information and other Company property, materials, or resources.
2.
Compensation. Client will pay Consultant the fee set forth in the Project Assignment for Services rendered pursuant to this Agreement as Consultant’s sole compensation for such Services. Consultant will be reimbursed only for expenses that are expressly required for the Project Assignment or that have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in the Project Assignment(s) for work that has been completed.
3.
Ownership of Work Product. Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables specified in a Project Assignment and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other works of authorship, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for Client during the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (including all rights to priority and rights to file patent applications and/or registered designs) (collectively, the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Client’s ownership of, or intellectual property rights in, the Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.
4.
Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.
License to Preexisting IP. Consultant agrees not to use or incorporate into Work Product any intellectual property developed (i) by any third party or (ii) by Consultant other than in the course of performing services for Client (“Preexisting IP”) unless the Preexisting IP has been specifically identified and described in the applicable Project Assignment.
6.
Nature of Services. The Services will be performed in a professional manner and in accordance with the industry standards and the Work Product will comply with the requirements and specifications set forth in the applicable Project Assignment, The Work Product will be an original work of Consultant. Consultant has the right and unrestricted ability to assign the ownership of Work Product to Client as set forth in Section 3. Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals.
7.
Indemnification. The Company will include Consultant and Teresa S. Weber as insureds in its Directors and Officers Liability insurance policy in effect from time to time, to the extent permitted by such policy.
8.
Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents. Consultant is not authorized to make any representation, contract or commitment on behalf of Client. Except for health and welfare insurance as provided above, Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-NEC with the Internal Revenue Service as required by law.
9.
Confidential Information. During the term of this Agreement and thereafter Consultant (i) will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Agreement means all information disclosed by Client to Consultant, whether during or before the term of this Agreement, that is not generally known in the Client’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.1
Personal Information. With respect to any Confidential Information that constitutes personal data, personal information, personally identifiable information or similar information under applicable privacy or data security laws (collectively, “Personal Information”), Consultant shall not (i) sell or share Personal Information, (ii) retain, use or disclose Personal Information for any purpose other than the business purpose specified in this Agreement, (iii) retain, use, or disclose the Personal Information outside of the direct business relationship between Consultant and Client, or (iv) combine the Personal Information Consultant receives from, or on behalf of, Client with Personal Information that it receives from, or on behalf of, another person or persons, or collects from its own interaction with consumers. For the avoidance of doubt, the foregoing prohibits Consultant from “selling” Personal Information, as defined in the California Consumer Privacy Act of 2018 (as amended, the “CCPA”), and from retaining, using, or disclosing Personal Information outside of the direct business relationship between Consultant and Client or for a “commercial purpose” (as defined in the CCPA). Client retains the right to take reasonable and appropriate steps to ensure that Consultant uses the Personal Information transferred in a manner consistent with Client’s obligations under the CCPA. Client retains the right to, upon notice, take reasonable and appropriate steps to stop and remediate unauthorized use of Personal Information. Consultant hereby certifies that it understands the obligations under this Section 9.1 and will comply with them and agrees to notify Client if Consultant is no longer able to meet the obligations under this Section 9.1.
(a)
Consultant shall comply with applicable obligations under the CCPA, as amended, and provide the same level of privacy protection as required for Client.
(b)
Consultant shall use reasonable security measures appropriate to the nature of any Personal Information in its possession or control to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure.
(c)
The parties acknowledge and agree that Consultant’s access to Personal Information is not part of the consideration exchanged by the parties in respect of the Agreement.
(d)
If any individual contacts Consultant to make a request pertaining to their Personal Information, Consultant shall promptly forward the request to Client and shall not respond to the individual except as instructed by Client. Consultant shall promptly take such actions and provide such information as Client may request to help Client fulfill requests of individuals to exercise their rights under the applicable privacy or data security laws, including, without limitation, requests to access, delete, opt-out of the sale of, or receive information about the processing of, Personal Information pertaining to them. Consultant agrees to cooperate with Client to further amend the Agreement as may be necessary to address compliance with applicable privacy or data security laws.
10.
Term and Termination.
10.1
Term. The initial term of this Agreement is for one (1) year from the Effective Date set forth above (the “Initial Term”). The Agreement may only be extended upon written agreement of both Parties.

10.2
Termination. (a) During the Initial Term, a Party may only terminate the Consulting engagement and this agreement for “Cause.” With respect to the Client, Cause shall mean the Client’s failure to pay the consideration due under this Agreement when due or other material breach of the Client’s obligations under this Agreement or the Project Assignment, which is not cured within 10 business days after the Consultant provides written notice of the alleged breach to the Client. With respect to the Consultant, Cause shall mean (i) a material breach of Consultant’s obligations under this Agreement or the Project Assignment, which is not cured within 10 business days after the Client provides written notice of the alleged breach to the Consultant, (ii) Consultant’s or Teresa S. Weber’s breach of any legal or contractual obligation to Client by either Consultant or Teresa S. Weber, or (iii) Consultant or Teresa S. Weber engaging in any activity related to the Company or its business that is not expressly authorized in writing by the Client. Activity related to the Company or its business shall include, but is not limited to, communications and activities related to former, current, or prospective: employees, business partners, vendors, investors, potential acquirors, banks/bankers, PE firms, advisors, providers, key opinion leaders, and clinical trainers. Further, after the Initial Term, if the Parties mutually agree in writing to extent the term of this Agreement, either party may terminate this Agreement at any time, for any reason, during such extended term upon 30 days written notice to the other party. Notwithstanding the above, this Agreement and the Consulting Services shall automatically terminate upon (i) Teresa S. Weber’s death, or (ii) Teresa S. Weber’s disability due to a mental or physical impairment which precludes her from performing the services required in the Project Assignment for a period of 90 consecutive days or 120 total days during any six month period.
10.3
Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Other Rights”), 5 (“License to Preexisting IP”), 9 (“Confidential Information”), 12 (“Non-solicitation”), 18 (“Injunctive Relief for Breach”) and 19 (“Arbitration of all Disputes”) will survive any termination or expiration of this Agreement.
11.
No Conflicts.
11.1
Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, which is inconsistent or incompatible with Consultant’s obligations under this Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.
11.2
In addition, during the term of this Agreement, in order to protect Client’s trade secrets and confidential and proprietary information, Consultant agrees that Consultant will not engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, or otherwise provide services to a Conflicting Business (as defined below) anywhere in the Restricted Territory (as defined below); provided, however, that Client’s Chief Executive Officer may approve any exception to this provision in his sole discretion. Owning up to a 1% equity interest in any Competing Business shall not be deemed a breach or violation of this section. “Competing Business” shall mean any business engaged (whether directly or indirectly) in the research, development or commercialization of products or services competitive with those of Client or its subsidiaries. “Restricted Territory” means any geographical or market area where Client or its subsidiaries engages in business.
12.
Non-solicitation. Consultant agrees that during the term of this Agreement, and for a period of twelve (12) months thereafter, Consultant will not, directly or indirectly, on her own behalf or on behalf of any third party, (a) solicit, encourage, provide advice or induce any employee or consultant of Client to terminate his or her employment or engagement with Client (or renegotiate the terms of their employment or separation thereof) or (b) hire any person who was employed by Client at any time during a twelve (12) month period immediately prior to the Separation Date; provided, however, that broad general public solicitations and advertisements not directed at employees or contractors to Client, and the extension of offers to persons who respond to such general solicitations and advertisements, will not be deemed violations of this provision.
13.
Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without Client’s prior written consent. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.

14.
Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email (provided, however, if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed to not have been given); or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.
15.
Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of Texas, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.
16.
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.
17.
Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.
18.
Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
19.
Arbitration of All Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Consultant’s service with the Client or out of this Agreement, or Consultant’s termination of service or termination of this Agreement, may not be in the best interests of either Consultant or the Client, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Consultant’s service, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after service, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that provide for dispute resolution through other means. The location for the arbitration shall be the Dallas, Texas area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Consultant intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Client; provided however, that at Consultant’s option, Consultant may voluntarily pay up to one-half the costs and fees. The parties agree that this arbitration provision shall be interpreted in accordance with the Federal Arbitration Act. Any disputes over arbitrability will be determined by the arbitrator, and not any court. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the service relationship between Consultant and the Client. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement, or to institute in court an action for injunctive relief in aid of arbitration, provided that any such action must be brought in a state or federal court located in Dallas County, Texas. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Consultant expressly waives any right or entitlement to bring any action on a class, collective or multi-party basis.
20.
Entire Agreement. This Agreement (together with the Transition and Separation Agreement between Client and Teresa S. Weber and any agreements that survived such separation agreement according to its terms) constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Client; provided, however, that in the event of any conflict between the terms of this Agreement and any Project Assignment, the terms of the applicable Project Assignment will control, provided that the Project Assignment specifically calls out the applicable Section number of this Agreement to be superseded and has been signed by an authorized officer of Client. This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank]

The parties have executed this Agreement as of the Effective Date.

CLIENT:

biote Corp.

By: /s/ Marc Beer

Name: Marc Beer

Title: Executive Chairman

CONSULTANT:

ProTech & Associates, Inc.
Name of Consultant (Please Print)

/s/ Teresa S. Weber
Signature

Managing Director
Title (if applicable)

terry.weber@biote.com
Email

Address: [*****]

Phone Number: [*****]

EXHIBIT A

Project Assignment #1 Under Consulting Agreement Dated: January 30, 2025

Project:

Consultant will provide business consulting services to Client as directed by Client’s board of directors (the “Business Consulting Services”). All Consulting Services will be performed by Teresa S. Weber. Consultant will exercise the highest degree of professionalism and utilize its expertise and creative talents in performing the Consulting Services. Consultant agrees to perform the Business Consulting Services throughout the term on an as-needed basis. For avoidance of doubt, may elect to not use, and direct Consultant and Teresa S. Weber to refrain from providing, the Services during the term of this Agreement, and otherwise elect, in its sole discretion, whether to provide Consultant and Teresa S. Weber access to Company confidential information and other Company property, materials, or resources. Provided Consultant will provide litigation support in the form of providing truthful information to the Client’s counsel, preparation time and truthful testimony in connection with any litigation involving the Client as requested by the Client and its counsel. (the “Litigation Support Services”).

Fees And Reimbursement:

Provided that Consultant: (i) performs the Business Consulting Services to Client’s reasonable satisfaction (as determined by Client in its reasonable discretion); and (ii) complies with all contractual obligations to Client, then Client will pay Consultant consulting fees at the rate of $20,000 per month (the “Business Consulting Fees”). The monthly amount of the Consulting Fees will be paid on or around the last business day of each calendar month during the term. If Client elects not to use Consultant to provide Services, Client will still be obligated to pay the Business Consulting Fees to Consultant during the Initial Term.

For the Litigation Support Services that exceed 33 hours per calendar month, Client shall pay Consultant an hourly fee of $600 per hour for each hour of time worked by Teresa S. Weber. By the fifteenth day of each month, the Consultant shall submit a statement to the Client’s Chief Financial Officer reflecting the number of hours of Litigation Support Services provided to the Client during the preceding month. The statement shall be due and payable by the Client upon receipt and no later than the last day of the month in which the statement is submitted by the Consultant.

Subject to prior approval in writing from the Client, Client will reimburse Consultant for travel expenses reasonably incurred in connection with the Services, such as travel for litigation preparation, testimony, speaking engagements, and meeting with Client Leadership, Clinical Educators, key customers and suppliers.

Vesting of all of Consultant’s outstanding equity awards granted under the Company’s equity plans will continue to vest, in accordance with the award agreement evidencing such equity awards, through the period of time that Consultant is performing consulting services, which is currently expected to be no more than one (1) year following the Effective Date (the “Vesting Termination Date”). Any such equity awards structured as stock options will remain exercisable until the three-month anniversary of the Vesting Termination Date (subject to earlier expiration in accordance with the terms of such awards, including in the event of a change in control or corporate transaction involving the Company).

If, during the term of this Agreement (and prior to any termination of it pursuant to Section 10.2), a Change in Control (as defined in the applicable equity plan) becomes effective, then Consultant’s equity awards shall vest and become exercisable in full.

The parties have executed this Project Assignment as of the date first written above.

CLIENT:

biote Corp.

By: /s/ Marc Beer

Name: Marc Beer

Title: Executive Chairman

CONSULTANT:

/s/ Teresa S. Weber
Name of Consultant (Please Print)

/s/ Teresa S. Weber
Signature

Managing Director
Title (if applicable)

[*****]
Email

Address: [*****]

Phone Number: [*****]